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[LOGO]  TITAN PHARMACEUTICALS INC.


                                        August 9, 1996

PERSONAL AND CONFIDENTIAL

Mr. Robert E. Farrell
41 Thunderbird Drive
Novato, CA 94949

Dear Bob:

     It is with great pleasure that I would like to offer you the position of Executive Vice President and Chief Financial Officer of Titan Pharmaceuticals, Inc. This letter will serve to confirm the terms of your employment with Titan, such employment to begin September 16, 1996. If the terms discussed below are acceptable to you, please sign this confirmation letter where indicated and return it to me, retaining a copy for your records. As used herein, the term "Company" refers to Titan Pharmaceuticals, Inc.

     1.  COMPENSATION.

          (a) SALARY. You will be paid a monthly salary of $15,416.67, less applicable withholdings ($185,000.00 annually) with a performance bonus of 0-20% based upon company performance and an annual review. All reasonable business expenses will be reimbursed so long as they are incurred in the ordinary course of business. You will be entitled to annual increases in your salary in accordance with Company policies at such time, in addition to an automatic cost of living increase based upon the rate of increase of the consumer price index. If any profit sharing plan is implemented for employees, you will be appropriately included in such plan.

         (b) STOCK OPTIONS. Effective September 16, 1996, you will receive stock options to acquire 150,000 shares of Titan's Common Stock. All options granted will invest monthly over a five (5) year period, at a rate of twenty percent (20%) per year, subject to a requirement of at least 12 months of employment for vesting of any options. The option price will be the fair market price at the starting date of your employment. You will also be eligible for additional stock option bonuses based upon outstanding performance, as determined by the Board of Directors.

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Robert E. Farrell
Auygust 9, 1996

     In the event of sale or transfer of substantially all of the assets of Titan, your options will automatically accelerate immediately prior to such event such that 100% of the option shares will be exercisable.

          (c) HEALTH BENEFITS. Health insurance coverage for you and your family will be provided under the Company's group health plan. You will be entitled to all health and medical benefits as are provided to other employees. In addition, you will be entitled to participate in the Company's 401k plan and all other sponsored employee benefit plans as they are adopted by Titan.

          (d) VACATION, HOLIDAYS AND SICK LEAVE. You will receive two (2) weeks of paid vacation per year. Sick leave and holidays will be provided in accordance with the Company's established policies.

          2. TERMINATION. You or the Company may terminate the employment relationship at any time, for any reason, with or without good cause. However, if the Company terminates your employment without good cause, prior to twelve months from your start date, the Company will continue to provide the benefits described above in section 1.c., and pay your monthly salary on the regular bi-monthly basis for six (6) months from the date of your termination, less all applicable withholdings. For any such termination without good cause occurring after twelve months from your start date, the Company will continue to provide the benefits described in section 1.c., and pay your monthly salary on a regular bi-monthly basis for nine (9) months from the date of termination, less all applicable withholdings, provided, however, that the employment salary received during this nine month period shall be subject to offset by other employment salary received during such period. For purposes of this Agreement, "good cause" means gross misconduct, wrongful acts or omissions that may materially adversely affect the Company's business, neglect of duties, breach of any material terms or conditions of this Agreement or the Company's Proprietary Information Agreement, death, or any disability that renders you incapable of diligently or expeditiously performing all of your essential duties and obligations to the Company for any period of three (3) consecutive months or four (4) months in any twelve
(12) month period. However, in the event the Company terminates you at any time for good cause due to your death or disability as discussed above, the Company will continue to pay your monthly salary on the regular bi-monthly basis for six (6) months from the date of such termination, less all applicable withholdings.

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Robert E. Farrell
August 9, 1996


     3. NON-COMPETE AND OUTSIDE ACTIVITIES. You agree that, while serving as an employee of the Company, you will not engage in any activity which is competitive with the Company and will give your sole and only loyalty to the Company. It is understood that buying and selling of securities of any public company does not constitute a violation of this agreement.

     4. PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Your acceptance of this offer is contingent upon the execution of the Company's Proprietary Information and Inventions Agreements, copies of which are enclosed for your review and execution.

     5. ARBITRATION. Any controversy between the parties hereto involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof or with your employment with the Company or any termination of that employment, except with respect to prejudgment remedies, will be submitted to and settled by final and binding arbitration in San Francisco, California, in accordance with the Model Employment Dispute Resolution Rules of the American Arbitration Association (the "Rules") then in effect, any arbitrator shall be selected pursuant to such Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     6. The Company will make no public announcement regarding your employment prior to September 16, 1996.

     To accept this offer, please sign in the space below, indicating your acceptance and agreement to the terms contained herein. No amendment or modification of the terms of this letter will be valid unless made in writing and signed by you and an authorized officer of the Company.

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Robert E. Farrell
August 9, 1996

     Bob, on a personal note, I have enjoyed our interactions tremendously and look forward to working with you to make Titan a continued success. We would appreciate your response to this offer by August 14, 1996.

                                  Sincerely,

                                  /s/ Louis R. Bucalo
                                  Louis R. Bucalo, M.D.
                                  President and CEO
                                  Titan Pharmaceuticals, Inc.

I accept this offer:

/s/ Robert E. Farrell                     Date:   8/13/96
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Robert E. Farrell


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